Exhibit 99.1

MoSys, Inc. Reports Second Quarter 2015 Financial Results

SANTA CLARA, Calif.--(BUSINESS WIRE)--July 22, 2015--MoSys (NASDAQ: MOSY), a leader in semiconductor solutions that enable fast, intelligent data access for network and communications systems, today reported financial results for the second quarter ended June 30, 2015.

Second Quarter and Recent Highlights

  More than doubled IC revenue sequentially as early customer production ramps begin;
  Secured a new Bandwidth Engine® design win with existing Tier One customer in a new application;
  Expanded both our customer and application base with multiple wins at the data center edge; and
  Ended the quarter with total cash and investments of $35.3 million.

Management Commentary

"Our second quarter reflected continuing progress as IC revenue more than doubled over the previous quarter and backlog increased, while we fulfilled early production orders for the initial ramping of our first Bandwidth Engine 2 programs," commented Len Perham, president and CEO of MoSys. "We expect our IC revenues to continue to increase in the coming quarters, as our broader design win base begins to cycle into production.

"Also, during the quarter, we further increased our design win count, which reflects the continued expansion of our Bandwidth Engine customer base. Additionally, the Bandwidth Engine application footprint is expanding, as demonstrated by our design wins in both the router and switch space, as well as at the edge of the data center. We are gratified by the amount of activity in our sales funnel at present. The goal to double design wins year over year remains achievable from our current vantage point."

Mr. Perham continued, "I am pleased to report that the Bandwidth Engine 3 tape out is imminent. Most importantly, we remain closely aligned with the development schedules of our NPU partner, EZchip Semiconductor, our Bandwidth Engine 3 alpha customers, and our FPGA partners. We also made further progress with the sampling of our latest LineSpeed™ 100G PHY ICs and expect to release several new products and secure additional design wins over the next few quarters. With our strong global sales efforts, robust pipeline and active collaboration with strategic partners, I believe we are well positioned for growth in the coming quarters."

Second Quarter Results

Total net revenue for the second quarter of 2015 was $1.0 million, compared with $0.8 million reported in the first quarter of 2015 and $1.8 million in the second quarter of 2014.

Second quarter 2015 total revenue included product revenue of $0.5 million as compared with $0.2 million in the first quarter of 2015 and $1.0 million in the year ago period. Royalty and other revenue for the second quarter of 2015 was $0.5 million, as compared with $0.6 million in the previous quarter and $0.8 million in the second quarter of 2014.

Gross margin for the second quarter of 2015 was 43 percent, compared with 69 percent in the first quarter of 2015 and 42 percent for the second quarter of 2014.

Total operating expenses on a GAAP basis for the second quarter of 2015 were $7.3 million, compared with $8.5 million in the previous quarter and $7.9 million for the second quarter of 2014. Second quarter 2015 operating expenses included $0.8 million in amortization of intangible assets and stock-based compensation expense.

GAAP net loss for the second quarter of 2015 was $6.9 million, or ($0.11) per share, compared with a net loss of $8.0 million, or ($0.15) per share, in the previous quarter and a net loss of $7.2 million, or ($0.14) per share, for the second quarter of 2014. Non-GAAP net loss for the second quarter of 2015 was $6.1 million, or ($0.09) per share, which excludes amortization of intangible assets and stock-based compensation expense. Earnings per share for the second quarter of 2015 were computed using approximately 64.7 million weighted shares on a GAAP and non-GAAP basis. A reconciliation of GAAP results to non-GAAP results is provided in the financial statement tables following the text of this press release.

Financial Results Webcast / Conference Call

MoSys will host a conference call and webcast with investors today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to discuss the second quarter financial results. Investors and other interested parties may access the call by dialing 1-855-779-0042 in the U.S. (1-631-485-4856 outside of the U.S.), and entering the pass code 78127823 at least 10 minutes prior to the start of the call. In addition, an audio webcast will be available through the MoSys Web site at http://www.mosys.com. A telephone replay will be available for two business days following the call at 1-855-859-2056 in the U.S. (1-404-537-3406 outside of the U.S.), pass code of 78127823.

Use of Non-GAAP Financial Measures

To supplement MoSys' consolidated financial statements presented in accordance with GAAP, MoSys uses non-GAAP financial measures that exclude from the statement of operations the effects of stock-based compensation and amortization of recorded intangible assets. MoSys' management believes that the presentation of these non-GAAP financial measures is useful to investors and other interested persons because they are one of the primary indicators that MoSys' management uses for planning and forecasting future performance. MoSys' management believes that the presentation of non-GAAP financial measures that exclude these items is useful to investors because management does not consider these charges part of the day-to-day business or reflective of the core operational activities of the company that are within the control of management or that would be used to evaluate management’s operating performance.

Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which is provided in a table below the Condensed Consolidated Statements of Operations. The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. For additional information regarding these non-GAAP financial measures, and management’s explanation of why it considers such measures to be useful, refer to the Form 8-K dated July 22, 2015, that the company filed with the Securities and Exchange Commission.

Forward-Looking Statements

This press release may contain forward-looking statements about the company, including, without limitation, anticipated benefits and performance expected from our IC products and the company’s future markets and future business prospects. Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited, to the following:

  achieving additional IC design wins;
  commencing volume shipments of Bandwidth Engine ICs;
  the timing of customer orders and product shipments;
  our ability to enhance our existing proprietary technologies and develop new technologies;
  achieving necessary acceptance and adoption of our IC architecture and interface protocols by potential customers and their suppliers;
  difficulties and delays in the development, production, testing and marketing of our ICs;
  reliance on our manufacturing partners to assist successfully with the fabrication of our ICs;
  availability of quantities of ICs supplied by our manufacturing partners at a competitive cost;
  our lack of recent experience as a fabless semiconductor company making and selling proprietary ICs;
  level of intellectual property protection provided by our patents, the expenses and other consequences of litigation, including intellectual property infringement litigation, to which we may be or may become a party from time to time;
  vigor and growth of markets served by our customers and our operations; and

other risks identified in the company's most recent report on Form 10-K filed with the Securities and Exchange Commission, as well as other reports that MoSys files from time to time with the Securities and Exchange Commission. MoSys undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

About MoSys, Inc.

MoSys, Inc. (NASDAQ: MOSY) is a fabless semiconductor company enabling leading equipment manufacturers in the networking and communications systems markets to address the continual increase in Internet users, data and services. The company's solutions deliver data path connectivity, speed and intelligence while eliminating data access bottlenecks on line cards and systems scaling from 100G to multi-terabits per second. Engineered and built for high-reliability carrier and enterprise applications, MoSys' Bandwidth Engine® and LineSpeed™ IC product families are based on the company's patented high-performance, high-density intelligent access and high-speed serial interface technology, and utilize the company's highly efficient GigaChip® Interface. MoSys is headquartered in Santa Clara, California. More information is available at www.mosys.com.

Bandwidth Engine, GigaChip and MoSys are registered trademarks of MoSys, Inc. in the US and/or other countries. LineSpeed and the MoSys logo are trademarks of MoSys, Inc. All other marks mentioned herein are the property of their respective owners.

MOSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts; unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net Revenue
Product	$543	$975	$723	$1,556
Royalty and other	451	774	1,047	1,525
Total net revenue	994	1,749	1,770	3,081

Cost of Net Revenue
Product and other	563	1,022	800	1,599
Total cost of net revenue	563	1,022	800	1,599

Gross Profit	431	727	970	1,482

Operating Expenses
Research and development	5,789	6,432	12,682	13,486
Selling, general and administrative	1,550	1,490	3,164	3,287
Total operating expenses	7,339	7,922	15,846	16,773

Loss from operations	(6,908)	(7,195)	(14,876)	(15,291)

Other income, net	29	55	52	85
Loss before income taxes	(6,879)	(7,140)	(14,824)	(15,206)

Income tax provision	27	21	47	42

Net loss	$(6,906)	$(7,161)	$(14,871)	$(15,248)

Net loss per share
Basic and diluted	$(0.11)	($0.14)	($0.25)	($0.31)

Shares used in computing net loss per share
Basic and diluted	64,737	49,511	59,539	49,344

MOSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	June 30,	December 31,
	2015	2014

Assets
Current assets:
Cash, cash equivalents and investments	$31,986	$23,549
Accounts receivable, net	420	177
Inventories	1,260	881
Prepaid expenses and other	990	887
Total current assets	34,656	25,494

Long-term investments	3,286	2,245
Property and equipment, net	698	854
Goodwill	23,134	23,134
Intangible assets, net	390	655
Other assets	226	244
Total assets	$62,390	$52,626

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$464	$495
Accrued expenses and other	2,205	2,350
Total current liabilities	2,669	2,845

Long-term liabilities	248	241

Stockholders' equity	59,473	49,540

Total liabilities and stockholders’ equity	$62,390	$52,626

MOSYS, INC.
Reconciliation of GAAP to Non-GAAP Net Loss and Net Loss Per Share
(In thousands, except per share amounts; unaudited)

		Three Months Ended		Six Months Ended
		June 30,		June 30,
		2015	2014	2015	2014

GAAP net loss		$(6,906)	$(7,161)	$(14,871)	$(15,248)
Stock-based compensation expense
-	Research and development	595	784	1,561	1,867
-	Selling, general and administrative	222	247	483	655
	Total stock-based compensation expense	817	1,031	2,044	2,522

Amortization of intangible assets		28	250	265	500

Non-GAAP net loss		$(6,061)	$(5,880)	$(12,562)	$(12,226)

GAAP net loss per share		$(0.11)	$(0.14)	$(0.25)	$(0.31)
Reconciling items
-	Stock-based compensation expense	0.02	0.02	0.03	0.05
-	Amortization of intangible assets	-	-	0.01	0.01

Non-GAAP net loss per share: basic and diluted		$(0.09)	$(0.12)	$(0.21)	$(0.25)

Shares used in computing non-GAAP net loss per share
Basic and diluted		64,737	49,511	59,539	49,344

CONTACT:
MoSys, Inc.
Jim Sullivan, +1-408-418-7500
CFO
jsullivan@mosys.com
or
Shelton Group, Investor Relations
Beverly Twing, +1-214-272-0089
Sr. Acct. Manager
btwing@sheltongroup.com